Filed Pursuant to Rule 424(b)(5)

Registration No. 333-259827

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price(1)	Amount of registration fee(2)
0.125% Notes due 2025	$578,900,000	$53,664.03

(1)

€500,000,000 aggregate principal amount of 0.125% Notes due 2025 will be issued. The maximum aggregate offering price is based on the November 1, 2021 euro/U.S. dollar exchange rate of €1.00=$1.1578 as published by the European Central Bank.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Prospectus Supplement

(To Prospectus dated September 27, 2021)

€500,000,000

General Mills, Inc.

0.125% Notes due 2025

We are offering €500,000,000 aggregate principal amount of our 0.125% notes due November 15, 2025 (the “notes”). We will pay interest on the notes on November 15 of each year, beginning November 15, 2022. The notes will mature on November 15, 2025.

We may redeem the notes in whole or in part at any time at our option at the applicable redemption price described under the heading “Description of the Notes — Optional Redemption.” In addition, we may redeem the notes in whole but not in part, at any time at our option, in the event of certain developments affecting United States taxation as described under the heading “Description of the Notes — Redemption for Tax Reasons.”

The notes will be our senior unsecured obligations and will rank equally with our existing and future unsecured senior indebtedness. The notes will be issued only in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	99.741%	€498,705,000
Underwriting discount	0.250%	€1,250,000
Proceeds (before expenses) to General Mills	99.491%	€497,455,000

(1)	Plus accrued interest from November 16, 2021, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Currently, there is no public market for the notes. We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of Clearstream Banking, S.A. and Euroclear Bank S.A./N.V. on or after November 16, 2021 against payment in immediately available funds.

Joint Book-Running Managers

Barclays	BofA Securities	Goldman Sachs & Co. LLC

Senior Co-Managers

Credit Suisse	MUFG	TD Securities

Co-Manager

Siebert Williams Shank

The date of this prospectus supplement is November 2, 2021.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement and the information incorporated by reference in this prospectus supplement also adds to, updates and changes information contained or incorporated by reference in the accompanying prospectus. If information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference therein, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell securities in one or more offerings.

It is important that you read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Incorporation by Reference” on page iv of this prospectus supplement and “Where You May Find More Information About General Mills” on page 3 of the accompanying prospectus.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. Neither we nor the underwriters take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell the notes in any jurisdiction where the offer or sale of the notes is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

The notes are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” in this prospectus supplement.

All references in this prospectus supplement and the accompanying prospectus to “General Mills,” “we,” “us” or “our” mean General Mills, Inc. and its consolidated subsidiaries except where it is clear from the context that the term means only the issuer, General Mills, Inc.

References in this prospectus supplement and the accompanying prospectus to “$” and “dollars” are to the currency of the United States. References to “€” and “euro” in this prospectus supplement and the accompanying prospectus are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with Generally Accepted Accounting Principles in the United States.

Trademarks and service marks that are owned or licensed by us or our subsidiaries are set forth in capital letters in this prospectus supplement.

IN CONNECTION WITH THIS OFFERING, MERRILL LYNCH INTERNATIONAL AS STABILIZING MANAGER (OR PERSONS ACTING ON ITS BEHALF) MAY OVER-ALLOT THE NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 CALENDAR DAYS AFTER THE ISSUE DATE OF THE NOTES AND NO LATER THAN 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of the European Union’s Regulation (EU) 2017/1129.

MIFID II product governance/Professional investors and ECPs only target market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Notice to Prospective investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to General Mills, Inc. All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the UK.

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to persons outside the UK or those persons in the UK who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relate will be engaged in only with, relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their contents.

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Article 3 of the UK version of the Prospectus Regulation, as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of domestic law in the UK by virtue of the EUWA (the “UK Prospectus Regulation”).

UK MiFIR product governance / Professional investors and ECPs only target market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “UK distributor”) should take into consideration the manufacturers’ target market assessment; however, a UK distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Notice to Prospective investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective investors in Hong Kong

The notes have not been and may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (“SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance, and no advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law), and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA, (2) where no consideration is given for the transfer, (3) where the transfer is by operation of law, (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

v

INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s website at https://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that we file with the SEC after the date of this prospectus supplement will automatically update and, where applicable, modify and supersede the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We incorporate by reference (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934, as amended, in accordance with the Securities Exchange Act of 1934, as amended, and applicable SEC rules):

•

our Annual Report on  Form 10-K (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed on August 17, 2021) for the fiscal year ended May 30, 2021;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended August 29, 2021;

•	our Current Report on Form 8-K/A filed with the SEC on June 4, 2021, and our Current Reports on Form 8-K filed with the SEC on July 22, 2021, October 1, 2021 and October 14, 2021; and

•

any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by this prospectus supplement.

You may request a copy of any of these filings (excluding exhibits to those documents unless they are specifically incorporated by reference in those documents) at no cost by writing to or telephoning us at the following address and phone number:

General Mills, Inc.

Number One General Mills Boulevard

Minneapolis, Minnesota 55426

Attention: Corporate Secretary

(763) 764-7600

SUMMARY

The information below is a summary of the more detailed information included elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary in conjunction with the more detailed information contained in this prospectus supplement, including the “Risk Factors” section beginning on page S-6 of this prospectus supplement, the accompanying prospectus and the information incorporated by reference. This summary is not complete and may not contain all of the information you should consider before purchasing the notes.

Our Business

We are a leading global manufacturer and marketer of branded consumer foods sold through retail stores. We are also a leading supplier of branded and unbranded food products to the North American foodservice and commercial baking industries. We are also a leading manufacturer and marketer in the wholesome natural pet food category. As of May 30, 2021, we manufactured our products in 13 countries and marketed them in more than 100 countries. In addition to our consolidated operations, we have 50 percent interests in two strategic joint ventures that manufacture and market food products sold in more than 120 countries worldwide. Our fiscal year ends on the last Sunday in May. All references to our fiscal years are to our fiscal years ending on the last Sunday in May of each such period.

Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; our telephone number is (763) 764-7600. Our internet web site address is https://www.generalmills.com. The contents of this website are not deemed to be a part of this prospectus supplement or the accompanying prospectus. See “Incorporation by Reference” on page iv of this prospectus supplement and “Where You May Find More Information About General Mills” on page 3 of the accompanying prospectus for details about information incorporated by reference into this prospectus supplement and the accompanying prospectus.

Business Segments

Our businesses are divided into five operating segments:

•	North America Retail;

•	Europe & Australia;

•	Convenience Stores & Foodservice;

•	Pet; and

•	Asia & Latin America.

North America Retail

Our North America Retail segment accounted for 60 percent of our total fiscal 2021 net sales. Our North America Retail operating segment reflects business with a wide variety of grocery stores, mass merchandisers, membership stores, natural food chains, drug, dollar and discount chains, and e-commerce grocery providers. Our product categories in this business segment are ready-to-eat cereals, refrigerated yogurt, soup, meal kits, refrigerated and frozen dough products, dessert and baking mixes, frozen pizza and pizza snacks, snack bars, fruit snacks, savory snacks and a wide variety of organic products including ready-to-eat cereal, frozen and shelf-stable vegetables, meal kits, fruit snacks, snack bars and refrigerated yogurt.

Europe & Australia

Our Europe & Australia segment accounted for 11 percent of our total fiscal 2021 net sales. Our Europe & Australia operating segment reflects retail and foodservice businesses in the greater Europe and Australia regions. Our product categories include refrigerated yogurt, meal kits, snack bars, super-premium ice cream, refrigerated and frozen dough products, shelf stable vegetables, and dessert and baking mixes. Revenues from franchise fees are reported in the region or country where the franchisee is located.

Convenience Stores & Foodservice

Our Convenience Stores & Foodservice segment accounted for 10 percent of our total fiscal 2021 net sales. Our major product categories in our Convenience Stores & Foodservice operating segment are ready-to-eat cereals, snacks, refrigerated yogurt, frozen meals, unbaked and fully baked frozen dough products, baking mixes and bakery flour. Many products we sell are branded to the consumer and nearly all are branded to our customers. We sell to distributors and operators in many customer channels including foodservice, convenience stores, vending and supermarket bakeries in the United States.

Pet

Our Pet segment accounted for 10 percent of our total fiscal 2021 net sales. Our Pet operating segment includes pet food products sold primarily in the United States in national pet superstore chains, e-commerce retailers, grocery stores, regional pet store chains, mass merchandisers, and veterinary clinics and hospitals. Our product categories include dog and cat food (dry foods, wet foods and treats) made with whole meats, fruits and vegetables and other high-quality natural ingredients. Our tailored pet product offerings address specific dietary, lifestyle and life-stage needs and span different product types, diet types, breed sizes for dogs, lifestages, flavors, product functions and textures, and cuts for wet foods.

Asia & Latin America

Our Asia & Latin America segment accounted for 9 percent of our total fiscal 2021 net sales. Our Asia & Latin America operating segment consists of retail and foodservice businesses in the greater Asia and South America regions. Our product categories include super-premium ice cream and frozen desserts, meal kits, dessert and baking mixes, snack bars, salty snacks, refrigerated and frozen dough products, and wellness beverages. We also sell super-premium ice cream and frozen desserts directly to consumers through owned retail shops. Our Asia & Latin America segment also includes products manufactured in the United States for export, mainly to Caribbean and Latin American markets, as well as products we manufacture for sale to our international joint ventures. Revenues from export activities and franchise fees are reported in the region or country where the end customer or franchisee is located.

Joint Ventures

In addition to our consolidated operations, we participate in two joint ventures.

We have a 50 percent equity interest in Cereal Partners Worldwide, which manufactures and markets ready-to-eat cereal products in more than 120 countries outside the United States and Canada. Cereal Partners Worldwide also markets cereal bars in several European countries and manufactures private label cereals for customers in the United Kingdom. We also have a 50 percent equity interest in Häagen-Dazs Japan, Inc., which manufactures and markets HÄAGEN-DAZS ice cream products and frozen novelties.

Selected Financial Information

The following table sets forth selected consolidated historical financial data for each of the fiscal years ended May 2019 through 2021 and for the three-month periods ended August 30, 2020 and August 29, 2021. Our fiscal years end on the last Sunday in May. The selected consolidated historical financial data as of May 2020 and 2021 and for each of the fiscal years ended May 2019, 2020 and 2021 have been derived from, and should be read together with, our audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our annual report on Form 10-K for our fiscal year ended May 30, 2021 that we have filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected consolidated historical financial data as of August 29, 2021 and for the three-month periods ended August 30, 2020 and August 29, 2021 are unaudited and have been derived from, and should be read together with, our unaudited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our quarterly report on Form 10-Q for our fiscal quarter ended August 29, 2021 that we have filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. In the opinion of our management, the unaudited historical financial data were prepared on the same basis as the audited historical financial data and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of this information. Results of operations for the three-month period ended August 29, 2021 are not necessarily indicative of results of operations that may be expected for the full fiscal year.

	Fiscal Year Ended			Three-Month Period Ended
In millions, except percentages	May 30, 2021	May 31, 2020	May 26, 2019	August 29, 2021	August 30, 2020
Financial Results
Net sales	$18,127.0	$17,626.6	$16,865.2	$4,539.9	$4,364.0
Cost of sales	11,678.7	11,496.7	11,108.4	2,942.5	2,773.6
Selling, general and administrative expenses	3,079.6	3,151.6	2,935.8	757.4	736.2
Divestitures loss	53.5	—	30.0	—	—
Restructuring, impairment and other exit costs (recoveries)	170.4	24.4	275.1	(4.3)	0.5

Operating profit	3,144.8	2,953.9	2,515.9	844.3	853.7
Benefit plan non-service income	(132.9)	(112.8)	(87.9)	(29.6)	(33.3)
Interest, net	420.3	466.5	521.8	95.9	111.1

Earnings before income taxes and after-tax earnings from joint ventures	2,857.4	2,600.2	2,082.0	778.0	775.9
Income taxes	629.1	480.5	367.8	168.9	170.8
After-tax earnings from joint ventures	117.7	91.1	72.0	29.1	41.3

Net earnings, including earnings attributable to redeemable and noncontrolling interests	2,346.0	2,210.8	1,786.2	638.2	646.4
Net earnings attributable to redeemable and noncontrolling interests	6.2	29.6	33.5	11.2	7.5

Net earnings attributable to General Mills	$2,339.8	$2,181.2	$1,752.7	$627.0	$638.9

Net earnings as a percentage of net sales	12.9%	12.4%	10.4%	13.8%	14.6%
Financial Position At Period End
Total assets	$31,841.9	$30,806.7		$32,332.2
Long-term debt, excluding current portion	9,786.9	10,929.0		10,326.9
Total equity	9,773.2	8,349.5		9,985.8

The Offering

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of the Notes” on page S-12 of this prospectus supplement and “Description of Debt Securities” on page 5 of the accompanying prospectus for a more detailed description of the terms and conditions of the notes.

Issuer	General Mills, Inc.

Securities Offered	€500,000,000 aggregate principal amount of 0.125% notes due 2025.

Maturity	The notes will mature on November 15, 2025.

Interest on the Notes	The notes will bear interest at a rate of 0.125% per year.

Interest Payment Dates	Interest on the notes will accrue from November 16, 2021 and will be payable on November 15 of each year, beginning November 15, 2022.

Ranking

The notes will be our unsecured and unsubordinated obligations and will rank equally in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and to all liabilities of our subsidiaries.

Currency of Payment

All payments of interest and principal, including payments made upon any redemption of the notes, will be made in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the euro is again available to us or so used.

Optional Redemption	The notes are redeemable in whole or in part at any time at our option at the applicable redemption price described under the heading “Description of the Notes — Optional Redemption.”

We may redeem all but not part of the notes if the tax laws of the United States (or any taxing authority in the United States) change and we become obligated to pay additional amounts on the notes as described under “Description of the Notes — Payment of Additional Amounts.” This redemption would be at 100% of the principal amount, together with accrued and unpaid interest on the notes to the date fixed for redemption. See “Description of the Notes — Redemption for Tax Reasons.”

Additional Amounts

We will, subject to certain exceptions and limitations set forth herein, pay additional amounts on the notes as are necessary in order that the net payment by us of the principal of and interest on the notes to a holder who is not a United States person, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States will not be less than the amount provided in the notes to be then due and payable. See “Description of the Notes — Payment of Additional Amounts.”

Change of Control Offer to Purchase

If a change of control triggering event occurs, unless we have exercised our right to redeem the notes, we will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase, as described more fully under “Description of the Notes — Change of Control Offer to Purchase.”

Further Issues

We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as a series of the notes (except for the public offering price and issue date and, in some cases, the first interest payment date). Any additional notes, together with the notes in this offering with the same terms, will constitute a single series of notes under the indenture. No additional notes of a series may be issued if an event of default has occurred with respect to that series of notes.

Sinking Fund	None.

Use of Proceeds	We intend to use the net proceeds to repay a portion of our 0.000% Senior Notes due 2021 and for general corporate purposes.

Denominations and Form

We will issue the notes in the form of one or more fully registered global securities, without coupons, in minimum denominations of €100,000 in principal amount and multiples of €1,000 in excess thereof. The global notes will be deposited with a common depositary on behalf of Euroclear and Clearstream and registered in the name of the common depositary or its nominee. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture.

Listing

We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Material United States Federal Tax Considerations	See “Material United States Federal Tax Considerations.”

Risk Factors

An investment in the notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-6 of this prospectus supplement, as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

Trustee	U.S. Bank National Association.

Registrar and Transfer Agent	Elavon Financial Services DAC, an affiliate of U.S. Bank National Association.

Paying Agent	Elavon Financial Services DAC, UK Branch, an affiliate of U.S. Bank National Association.

Governing Law	The State of New York.

RISK FACTORS

An investment in the notes involves risks. Before deciding whether to purchase the notes, you should consider the risks discussed below or elsewhere in this prospectus supplement, including those set forth under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page S-9 of this prospectus supplement, and in our filings with the SEC that we have incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations.

Any of the risks discussed below or elsewhere in this prospectus supplement or in our SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, and other risks we have not anticipated or discussed, could have a material impact on our business, prospects, financial condition or results of operations. In that case, our ability to pay interest on the notes when due or to repay the notes at maturity could be adversely affected, and the trading price of the notes could decline substantially.

We have a substantial amount of indebtedness, which could limit our financing and other options and adversely affect our ability to make payments on the notes.

We have a substantial amount of indebtedness. As of August 29, 2021, we had $13.0 billion of total debt, including $423.6 million of debt of our consolidated subsidiaries but excluding redeemable and noncontrolling interests in our subsidiaries held by third parties. As of August 29, 2021, interests in our subsidiaries held by third parties, shown as redeemable and noncontrolling interests on our consolidated balance sheets, totaled $877.5 million. The agreements under which we have issued indebtedness do not prevent us from incurring additional unsecured indebtedness in the future.

Our level of indebtedness could have important consequences to holders of the notes. For example, it may limit:

•

our ability to obtain financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations were revised downward; and

•	our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors.

There are various financial covenants and other restrictions in our debt instruments. If we fail to comply with any of these requirements, the related indebtedness (and other unrelated indebtedness) could become due and payable prior to its stated maturity, and we may not be able to repay the indebtedness that becomes due. A default under our debt instruments may also significantly affect our ability to obtain additional or alternative financing.

Our ability to make scheduled payments or to refinance our obligations with respect to indebtedness will depend on our operating and financial performance, which in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

The notes are effectively subordinated to any secured obligations we may have outstanding and to the obligations of our subsidiaries.

Although the notes are unsubordinated obligations, they are effectively subordinated to any secured obligations we may have to the extent of the assets that serve as security for those obligations. We do not currently have any material secured obligations. In addition, since the notes are obligations exclusively of General Mills, Inc. and are not guaranteed by our subsidiaries, the notes are also effectively subordinated to all liabilities of our subsidiaries to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under our indebtedness, including the notes, or to make any funds available to us, whether by paying dividends or otherwise. Our subsidiaries are not prohibited from incurring additional debt or other liabilities, including senior indebtedness, or from issuing equity interests that have priority over our interests in the subsidiaries. If our subsidiaries were to incur additional debt or liabilities or to issue equity interests that have priority over our interests in the subsidiaries, our ability to pay our obligations on the notes could be adversely affected. As of August 29, 2021, our consolidated subsidiaries had $423.6 million of debt, and interests in subsidiaries held by third parties, shown as redeemable and noncontrolling interests on our consolidated balance sheets, totaled $877.5 million.

We may incur additional indebtedness.

The indenture governing the notes does not prohibit us from incurring substantial additional indebtedness in the future. We are also permitted to incur additional secured indebtedness that would be effectively senior to the notes. The indenture governing the notes also permits unlimited additional borrowings by our subsidiaries that are effectively senior to the notes and permits our subsidiaries to issue equity interests that have priority over our interests in the subsidiaries. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends or make any payments on junior or other indebtedness.

We cannot assure you of an active trading market for the notes.

The notes are a new issue of securities with no established trading market. Although we intend to apply for listing of the notes for trading on the New York Stock Exchange, no assurance can be given that the notes will become or will remain listed or that an active trading market for the notes will develop or, if developed, that it will continue. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Although the underwriters have informed us that they currently intend to make a market in the notes after we complete the offering, they have no obligation to do so and may discontinue making a market at any time without notice.

If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of the notes;

•	our ratings published by major credit rating agencies;

•	our financial performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings may not reflect the potential impact of all risks related to the market values of the notes. However, real or anticipated changes in our credit ratings will generally affect the market values of the notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a change of control triggering event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes — Change of Control Offer to Purchase.”

An investment in the notes by a holder whose home currency is not euro entails significant risks.

All payments of interest on and the principal of the notes and any redemption price for the notes will be made in euro. An investment in the notes by a holder whose home currency is not euro entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and euro and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between euro and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of euro against the holder’s home currency would result in a decrease in the effective yield of the notes below its coupon rate and, in certain circumstances, could result in a loss to the holder. If you are a U.S. Holder, see “Material United States Federal Tax Considerations — U.S. Holders — Foreign Currency Considerations” for the material United States federal income tax consequences of the acquisition, ownership and disposition of the notes related to the notes being denominated in euro.

The notes permit us to make payments in dollars if we are unable to obtain euro.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into dollars on the basis of the then most recently available market exchange rate for euro. Any payment in respect of the notes so made in dollars will not constitute an event of default under the notes or the indenture governing the notes.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than dollars. For example, a judgment for money in an action based on the notes in many other United States federal or state courts ordinarily would be enforced in the United States only in dollars. The date used to determine the rate of conversion of euro into dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of €100,000 and multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We may have made forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “plan,” “project” or similar expressions identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those currently anticipated or projected. We wish to caution you not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that could affect our financial performance and could cause our actual results in future periods to differ materially from any current opinions or statements.

Our future results could be affected by a variety of factors, such as:

•	the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers and employees;

•	disruptions or inefficiencies in the supply chain, including any impact of the COVID-19 pandemic;

•

competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors;

•	economic conditions, including changes in inflation rates, interest rates, tax rates or the availability of capital;

•	product development and innovation;

•	consumer acceptance of new products and product improvements;

•	consumer reaction to pricing actions and changes in promotion levels;

•	acquisitions or dispositions of businesses or assets;

•	changes in capital structure;

•	changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations and litigation;

•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets;

•	changes in accounting standards and the impact of significant accounting estimates;

•	product quality and safety issues, including recalls and product liability;

•	changes in consumer demand for our products;

•	effectiveness of advertising, marketing and promotional programs;

•	changes in consumer behavior, trends and preferences, including weight loss trends;

•	consumer perception of health-related issues, including obesity;

•	consolidation in the retail environment;

•	changes in purchasing and inventory levels of significant customers;

•	fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy and transportation;

•	effectiveness of restructuring and cost saving initiatives;

•	volatility in the market value of derivatives used to manage price risk for certain commodities;

•	benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities;

•	failure or breach of our information technology systems;

•	foreign economic conditions, including currency rate fluctuations;

•	political unrest in foreign markets and economic uncertainty due to terrorism or war; and

•	other factors discussed in this prospectus supplement or the accompanying prospectus and the documents incorporated by reference herein or therein under the caption “Risk Factors.”

We undertake no obligation to publicly revise any forward-looking statements to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events.

USE OF PROCEEDS

The net proceeds of this offering, after deducting underwriting commissions and other expenses, are estimated to be approximately €496.6 million.    We intend to use the net proceeds to repay a portion of our 0.000% Senior Notes due 2021 and for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization at August 29, 2021, and as adjusted to give effect to the sale of the notes and application of the net proceeds from the sale of the notes as described under “Use of Proceeds.” This table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of August 29, 2021
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$710.6	$710.6

Short-term debt:
Notes payable	$1,035.5	$1,035.5
Current portion of long-term debt (1)	1,590.5	1,006.4

Total short-term debt	2,626.0	2,041.9

Long-term debt:
Notes offered hereby (2)	$—	$588.1
Other long-term debt (1)	10,326.9	10,326.9

Total long-term debt	10,326.9	10,915.0

Total debt	12,952.9	12,956.9

Stockholders’ equity:
Common stock	75.5	75.5
Additional paid-in capital	1,345.0	1,345.0
Retained earnings	17,384.5	17,384.5
Common stock in treasury, at cost	(6,715.0)	(6,715.0)
Accumulated other comprehensive loss	(2,397.7)	(2,397.7)

Total stockholders’ equity	9,692.3	9,692.3
Noncontrolling interests	293.5	293.5

Total equity	9,985.8	9,985.8

Total debt and equity	$22,938.7	$22,942.7

(1)

The amount in the “As Adjusted” column does not reflect (i) our sale of $500.0 million aggregate principal amount of our 2.250% Notes due 2031 on October 14, 2021, or the application of the net proceeds from such sale to repay a portion of our 3.150% Notes due 2021, or (ii) our issuance of €250.0 million of additional debt concurrently with the issuance of the notes, or the application of the net proceeds from the issuance of such debt to repay commercial paper and for general corporate purposes.

(2)

The amount in the “As Adjusted” column is the dollar equivalent of the aggregate principal amount of the notes being offered using the exchange rate of €1.000=$1.1761 on August 29, 2021, as published by the European Central Bank.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of our debt securities under the heading “Description of Debt Securities” in the accompanying prospectus. You should read both the following description and the one in the accompanying prospectus. The following summary does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the notes and the indenture identified below. The term “debt securities,” as used in this prospectus supplement, refers to all debt securities, including the notes, issued and issuable from time to time under the indenture. Other terms used in this summary are defined in the accompanying prospectus, the notes or the indenture; these terms have the meanings given to them in those documents.

General

We are offering €500,000,000 aggregate principal amount of our 0.125% notes due November 15, 2025 (the “notes”). The notes will be issued as a separate series of notes under the indenture described in the accompanying prospectus. The indenture is an agreement, dated February 1, 1996, as amended, between us and U.S. Bank National Association, which acts as trustee. The indenture does not limit the amount of debt securities we may issue.

We will issue the notes in book-entry form only in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

The notes and the indenture are governed by, and will be construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed wholly within the State of New York.

We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes (except for the public offering price and issue date and, in some cases, the first interest payment date). Any such additional notes, together with the notes in this offering, will constitute a single series of notes under the indenture; provided that, if the additional notes are not fungible with the notes in this offering for United States federal income tax purposes, the additional notes will have different ISIN and CUSIP numbers. No such additional notes may be issued if an event of default has occurred with respect to the notes.

The Notes

The notes will mature on November 15, 2025. We will pay interest on the notes at the rate of 0.125% per year annually in arrears on November 15 of each year, beginning November 15, 2022, to holders of record on the preceding November 1. Interest payments for the notes will include accrued interest from and including November 16, 2021 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to but excluding the next interest payment date or the date of maturity, as the case may be. Interest payable at the maturity of the notes will be payable to the registered holders of the notes to whom the principal is payable.

Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or November 16, 2021 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. If any interest payment date on the notes falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on that payment will accrue for the period from and after the interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date.

“Business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or London and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

We have initially appointed Elavon Financial Services DAC to act as registrar and transfer agent, and Elavon Financial Services DAC, UK Branch to act as principal paying agent, in connection with the notes. Elavon Financial Services DAC and Elavon Financial Services DAC, UK Branch are affiliates of the trustee. The terms “principal paying agent” and “paying agent” shall include Elavon Financial Services DAC, UK Branch and any successors appointed from time to time in accordance with the provisions of the indenture.

We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Issuance in Euro

Initial holders will be required to pay for the notes in euro, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euro. If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into dollars on the basis of the most recently available market exchange rate for euro. Any payment in respect of the notes so made in dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

Ranking

The notes will be our unsecured and unsubordinated obligations. The notes will rank equally in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, because the notes are only our obligation and are not guaranteed by our subsidiaries, creditors of each of our subsidiaries, including trade creditors and owners of preferred equity of our subsidiaries, generally will have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the notes. The notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries, and to claims of owners of preferred equity of our subsidiaries. As of August 29, 2021, we had $13.0 billion of total debt, including $423.6 million of debt of our consolidated subsidiaries. As of August 29, 2021, interests in subsidiaries held by third parties, shown as redeemable and noncontrolling interests on our consolidated balance sheets, totaled $877.5 million. We do not currently have any material secured obligations. We or our subsidiaries may incur additional obligations in the future.

Optional Redemption

As explained below, we may redeem the notes before they mature. This means we may repay the notes early. The notes to be redeemed will stop bearing interest on the redemption date, even if you do not collect your money. We will give you between 15 and 45 days’ notice before the redemption date.

We are not required (i) to register, transfer or exchange the notes during the period from the opening of business 15 days before the day a notice of redemption relating to the notes selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register, transfer or exchange any notes so selected for redemption, except for the unredeemed portion of any notes being redeemed in part.

We may redeem the notes, in whole or in part, at any time and from time to time. The redemption price for the notes to be redeemed on any redemption date that is prior to October 15, 2025 (the date that is one month prior to the maturity date) (the “Par Call Date”) will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) as determined by an independent investment bank selected by us, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on the Par Call Date (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus 15 basis points, plus, in each case, accrued and unpaid interest to the date of redemption. The redemption price for the notes to be redeemed on any redemption date that is on or after the Par Call Date will be equal to 100% of the principal amount of the notes being redeemed on the redemption date, plus accrued and unpaid interest on the notes being redeemed to the date of redemption. In any case, the principal amount of a note remaining outstanding after a redemption in part shall be €100,000 or an integral multiple of €1,000 in excess thereof.

In connection with such optional redemption of notes, the following defined terms apply:

•

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us in accordance with generally accepted market practice at such time.

•

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed (assuming for this purpose that the notes matured on the Par Call Date), or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

The notes are also subject to redemption prior to maturity if certain events occur involving United States taxation. If any of these special tax events occur, the notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date fixed for redemption. See “— Redemption for Tax Reasons.”

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment of the principal of and interest on the notes to a beneficial owner who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)

to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)	being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b)

having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(c)

being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)

being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(e)	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)

to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)

to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or an applicable withholding agent from the payment;

(5)

to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7)

to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

(8)

to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)

to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(10)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “— Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “— Payment of Additional Amounts” and under the heading “— Redemption for Tax Reasons”, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described under the heading “— Payment of Additional Amounts” with respect to the notes, then we may at any time at our option redeem, in whole, but not in part, the notes on not less than 15 nor more than 45 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the notes to, but not including, the date fixed for redemption.

Change of Control Offer to Purchase

If a change of control triggering event occurs, holders of notes may require us to repurchase all or any part (equal to an integral multiple of €1,000) of their notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, on such notes to the date of purchase (unless a notice of redemption has been mailed within 30 days after such change of control triggering event stating that all of the notes will be redeemed as described above); provided that the principal amount of a note remaining outstanding after a repurchase in part shall be €100,000 or an integral multiple of €1,000 in excess thereof. We will be required to mail to holders of the notes a notice describing the transaction or transactions constituting the change of control triggering event and offering to repurchase the notes. The notice must be mailed within 30 days after any change of control triggering event, and the repurchase must occur no earlier than 30 days and no later than 60 days after the date the notice is mailed.

On the date specified for repurchase of the notes, we will, to the extent lawful:

•	accept for payment all properly tendered notes or portions of notes;

•	deposit with the paying agent the required payment for all properly tendered notes or portions of notes; and

•	deliver to the trustee the repurchased notes, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased notes.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations applicable to the repurchase of the notes. To the extent that these requirements conflict with the provisions requiring repurchase of the notes, we will comply with these requirements instead of the repurchase provisions and will not be considered to have breached our obligations with respect to repurchasing the notes. Additionally, if an event of default exists under the indenture (which is unrelated to the repurchase provisions of the notes), including events of default arising with respect to other issues of debt securities, we will not be required to repurchase the notes notwithstanding these repurchase provisions.

We will not be required to comply with the obligations relating to repurchasing the notes if a third party instead satisfies them.

For purposes of the repurchase provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than us or one of our subsidiaries) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a transaction or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture) (other than us or one of our subsidiaries); or (c) the first day on which a majority of the members of our Board of Directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be considered to be a change of control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(y) immediately following that transaction, the direct or indirect holders of the voting stock of the holding company are substantially the same as the holders of our voting stock immediately prior to that transaction or (z) immediately following that transaction no person is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the holding company.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (a) was a member of the Board of Directors on the date the notes were issued or (b) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the continuing directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings.

“Investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating agencies” means (a) each of Fitch, Moody’s and S&P; and (b) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended) selected by us as a replacement rating agency for a former rating agency.

“Rating event” means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (a) the occurrence of a change of control and (b) public notice of the occurrence of a change of control or our intention to effect a change of control; provided that a rating event will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if each rating agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the change of control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

No Sinking Fund

The notes will not be subject to, or entitled to the benefit of, any sinking fund.

Defeasance Provisions

In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See the section entitled “Description of Debt Securities — Defeasance” in the accompanying prospectus for more information about what this means and how we may do this. For purposes of the defeasance and covenant defeasance provisions, German government securities shall be used instead of United States government securities in respect of payments due in euro on the notes.

Book-Entry; Delivery and Form; Global Note

We have obtained the information in this section concerning Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro, except as described under the heading “— Issuance in Euro.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. United States investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

If the depositary for any of the notes represented by a registered global note is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the registered global note that had been held by the depositary. Any notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, we may at any time determine that the notes shall no longer be represented by a global note and will issue notes in definitive form in exchange for such global note pursuant to the procedure described above.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

The following summary describes, in the case of U.S. Holders (as defined below), the material United States federal income tax consequences and, in the case of Non-U.S. Holders (as defined below), the material United States federal income and estate tax consequences, of the acquisition, ownership and disposition of the notes. We have based this summary on the provisions of the Code, the applicable Treasury Regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to different interpretation. This summary applies to you only if you are an initial purchaser of the notes who acquires the notes at their original issue price within the meaning of Section 1273 of the Code, which we assume will be the price indicated on the cover of this prospectus supplement, and holds the notes as capital assets. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business.

This summary does not discuss all of the aspects of United States federal income and estate taxation which may be relevant to you in light of your particular investment or other circumstances. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the United States federal income tax laws. Special rules may apply, for example, if you are:

•	a bank, thrift, insurance company, regulated investment company or other financial institution or financial service company;

•	a broker or dealer in securities or foreign currency;

•	a United States person that has a functional currency other than the dollar;

•	a partnership or other flow-through entity;

•	a subchapter S corporation;

•	a person subject to alternative minimum tax;

•	a person who owns the notes as part of a straddle, hedging transaction, constructive sale transaction or other risk-reduction transaction;

•	a person required to accelerate the recognition of any item of gross income with respect to the notes as a result of such of such income being recognized on an applicable financial statement;

•	a tax-exempt entity;

•	a person who has ceased to be a United States citizen or to be taxed as a resident alien; or

•	a person who acquires the notes in connection with employment or other performance of services.

In addition, the following summary does not address all possible tax consequences related to acquisition, ownership and disposition of the notes. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences, tax accounting rules addressing the timing of income recognition, the potential application of the provision of the Code known as the Medicare tax on net investment income or the consequences arising under any tax treaty. We have not sought, and do not intend to seek, a ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds the notes, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership and the provisions of any applicable partnership agreement. If you are a partner (or the equivalent of a partner) in a partnership that is considering acquiring the notes, you should consult your tax advisor.

If you are considering acquiring notes, you should consult your tax advisor regarding the application of the United States federal income tax laws to your particular situation as well as any consequences arising under the laws of any state, local or foreign taxing jurisdictions or under any applicable tax treaty.

U.S. Holders

For purposes of this summary, you are a “U.S. Holder” if you are a beneficial owner of notes and for United States federal income tax purposes are:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation that is created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has validly elected to be treated as a United States person for United States federal income tax purposes.

It is expected, and this discussion assumes, that the notes will be issued without original issue discount for United States federal income tax purposes.

Payment of Interest

The notes bear stated interest at a fixed rate. You generally must include stated interest in your gross income as ordinary interest income:

•	when you receive it, if you use the cash method of accounting for United States federal income tax purposes; or

•	when it accrues, if you use the accrual method of accounting for United States federal income tax purposes.

See “— Foreign Currency Considerations” below for additional tax consequences related to the notes being denominated in euro.

Early Redemption Rights and Payment of Additional Amounts

At our option, we may redeem part or all of the notes in advance of the notes’ expected maturity for a price that may include an additional amount in excess of the principal amount of the notes, as described in “Description of the Notes — Optional Redemption.” Based on applicable Treasury Regulations, we intend to take the position that this option to redeem will be presumed not to be exercised and, accordingly, the premium payable upon redemption will not affect the yield to maturity or the maturity date of the notes for purposes of calculating the amount of interest required to be included in income on a note in each taxable year.

In certain additional circumstances, we may choose to or be obligated to pay you amounts in excess of stated interest or principal on the notes or to redeem the notes prior to the notes’ expected maturity. See “Description of the Notes — Payment of Additional Amounts,” “Description of the Notes — Redemption for Tax Reasons,” and “Description of the Notes — Change of Control Offer to Purchase.” These possibilities may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” We believe there is only a remote possibility that we will be obligated to make any contingent payments on the notes or to redeem the notes prior to their expected maturity, and we therefore intend to take the position that the notes are not contingent payment debt instruments. You may not take a contrary position unless you disclose the contrary position to the IRS in the manner required by applicable Treasury Regulations.

Assuming the positions in the preceding two paragraphs are respected by the IRS:

•

you would be required to include the amount of any additional payments received (other than as part of a redemption prior to maturity) in income as ordinary interest income as described in “—Payment of Interest” above; and

•

any premium paid to you as part of a redemption prior to the notes’ expected maturity, whether on a repurchase upon the occurrence of a change of control triggering event or otherwise, should be taxed as capital gain under the rules described under “— Sale, Exchange or Redemption of Notes.”

Our positions described in this section are not binding on the IRS. If the IRS successfully challenged our positions, and the notes were treated as contingent payment debt instruments, you would, among other things, be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments based on a “projected payment schedule” (as defined in the Treasury Regulations) and to treat any gain recognized on the sale, exchange, redemption or other disposition of a note as ordinary income rather than as capital gain. The remainder of this discussion assumes that the positions described above are respected by the IRS. You should consult your tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

Sale, Exchange or Redemption of Notes

You generally will recognize gain or loss upon the sale, exchange, redemption or other disposition of the notes equal to the difference between (a) the amount (determined in dollars) of cash proceeds and the fair market value of any property you receive (except to the extent attributable to any accrued interest not previously included in income, which will generally be taxable as ordinary income, or attributable to any accrued interest previously included in income, which amount may be received without generating further taxable income), and (b) your tax basis in the notes. Your tax basis in a note generally will equal your initial tax basis (usually the amount you paid for the note, determined in dollars).

Except as described below with respect to foreign currency exchange gain or loss, any gain or loss recognized on the disposition of notes generally will be capital gain or loss, and will be long-term capital gain or loss if the notes have been held for more than one year at the time of disposition. Certain non-corporate U.S. Holders may be eligible for a reduced rate of tax on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

See “— Foreign Currency Considerations” below for additional tax consequences related to the notes being denominated in euro.

Foreign Currency Considerations

Payments of Interest in Euro

If you use the cash method of accounting for United States federal income tax purposes, you will be required to include in your gross income the dollar value of any euro interest payment on the date you receive it (based on the dollar spot rate for euro on that date), regardless of whether you in fact convert the payment to dollars at that time. You will not recognize foreign currency gain or loss with respect to receipt of such payments, but may have foreign currency gain or loss when you actually sell or otherwise dispose of the euro, as described below.

If you use the accrual method of accounting for United States federal income tax purposes, you will be required to include in your gross income the dollar value of the euro amount of interest income that accrues during an accrual period. The dollar value of the euro amount of accrued interest income is determined by translating that income at the average dollar exchange rate for euro in effect during the accrual period or, if the accrual period spans two taxable years, the partial period within the taxable year. You may elect, however, to translate your accrued interest income using: (i) the dollar spot rate for euro on the last day of the accrual period, (ii) in the case of a partial accrual period, the spot rate on the last day of the taxable year or (iii) if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. That election must be applied consistently to all debt instruments you hold from year to year and may not be changed without the consent of the IRS. Prior to making that election, you should consult your own tax advisor.

If you use the accrual method of accounting for United States federal income tax purposes, you may recognize foreign currency gain or loss, which generally will be taxable as ordinary income or loss, with respect to accrued interest income on the date you receive the payment of that income. The amount of foreign currency gain or loss you recognize will be the difference, if any, between the dollar value of the payment in euro that you receive in respect of the accrued interest (based on the dollar spot rate for euro on the date you receive the payment) and the dollar value of interest income that has accrued during the accrual period (determined as described in the preceding paragraph).

If you receive a payment of interest in dollars as a result of a currency conversion, then the dollar amount so received might not be the same as the dollar amount required to be recognized as interest income under the rules described above.

Exchange or Purchase of Euro

Euro received as interest on a note or on a sale, exchange, redemption or other disposition of a note generally will have a tax basis equal to the dollar value of the euro at the spot rate on the date of receipt. If you purchase euro, the tax basis of the euro will generally be the dollar value of the euro on the date of purchase. Any gain or loss recognized on a sale, exchange or other disposition of euro (including the use of euro to purchase notes or upon the exchange of euro for dollars) generally will be treated as ordinary income or loss.

Foreign Currency Gain or Loss on Sale or Other Disposition of Notes

If you receive euro on the sale, exchange, redemption or other disposition of your note, the dollar amount realized generally will be based on the dollar spot rate for euro on the date of the disposition. However, if the notes are traded on an established securities market and you are a cash-method U.S. Holder or an electing accrual-method U.S. Holder, you will determine the dollar amount realized by translating the euro received at the dollar spot rate for euro on the settlement date of the sale, exchange, redemption or other disposition. If you are an accrual-method U.S. Holder and you make this election, the election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. If you are an accrual-method U.S. Holder and you do not make this election, you will determine the dollar equivalent of the amount realized by translating that amount at the dollar spot rate for euro on the date of the sale, exchange, redemption or other disposition and generally will recognize foreign currency gain or loss (generally treated as ordinary income or loss) equal to the difference, if any, between the dollar equivalent of the amount realized based on the spot rates in effect on the date of disposition and the settlement date.

Your initial tax basis in a note generally will be your cost of the note, which, in the case of a U.S. Holder that purchases a note with euro, will be the dollar value of the amount of euro paid for such note at the dollar spot rate for euro on the date of purchase. However, if the notes are traded on an established securities market, and you are a cash-method U.S. Holder or an electing accrual-method U.S. Holder, you will determine the dollar amount of the euro purchase price by translating the euro paid at the dollar spot rate for euro on the settlement date of the purchase. As described above, if you are an accrual-method U.S. Holder and you make this election, the election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. If you are an accrual-method U.S. Holder and you do not make this election, you will determine the dollar equivalent of the purchase price by translating that amount at the spot rate on the date of the purchase and generally will recognize foreign currency gain or loss (generally treated as ordinary income or loss) equal to the difference, if any, between the dollar equivalent of the purchase price based on the spot rates in effect on the date of purchase and the settlement date.

You will recognize foreign currency gain or loss attributable to the movement in exchange rates between the time of purchase of the note and the time of disposition, including the sale, exchange or redemption, of the note. Gain or loss attributable to the movement of exchange rates will equal the difference between (1) the dollar value of the euro principal amount of the note, determined as of the date the note is disposed of based on the dollar spot rate for euro in effect on that date, and (2) the dollar value of the euro principal amount of such note, determined on the date you acquired the note based on the dollar spot rate for euro in effect on that date. For this purpose, the principal amount of the note is your purchase price for the note in euro. Any such gain or loss generally will be treated as ordinary income or loss, and not as interest income or expense, and generally will be United States source gain or loss. You will recognize such foreign currency gain or loss to the extent you have gain or loss, respectively, on the overall sale or taxable disposition of the note.

Reportable Transaction Reporting

Under applicable Treasury Regulations, if you are a U.S. Holder who participates in “reportable transactions” (as defined in the Treasury Regulations) you may be required to treat a foreign currency exchange loss from the notes as a reportable transaction if this loss exceeds the relevant threshold in the regulations. You should consult your tax advisor regarding the possible obligation to file a disclosure statement on IRS Form 8886 with respect to the ownership or disposition of the notes, or any related transaction, including, without limitation, the disposition of any euro received.

Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder and is not treated as a partnership for United States federal income tax purposes.

Payment of Interest

Generally, subject to the discussion of backup withholding and FATCA (as defined below) below, if you are a Non-U.S. Holder, interest income that is not effectively connected with the conduct of a United States trade or business will not be subject to United States federal income or withholding tax under the “portfolio interest exemption,” provided that:

•	you do not actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote;

•	you are not a controlled foreign corporation related to us through direct or constructive stock ownership;

•	you are not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•

either (a) you provide an appropriate Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies your status as a non-United States person to us or the applicable withholding agent, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business provides a statement to us or the applicable withholding agent under penalties of perjury in which it certifies that a Form W-8, or a suitable substitute form, has been received by it from you or a qualifying intermediary and furnishes us or the applicable withholding agent with a copy of that form. The Form W-8 series includes Form W-8BEN, Form W-8BEN-E, Form W-8IMY (together with appropriate attachments), Form W-8ECI and Form W-8EXP.

Interest on the notes that is not exempt from United States withholding tax as described above and is not effectively connected with a United States trade or business generally will be subject to United States withholding tax at a rate of 30% (or, if applicable, a lower treaty rate). We may be required to report annually to the IRS and to you the amount of interest paid to, and any tax withheld with respect to, you.

If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base, then you (although exempt from the 30% withholding tax) will generally be subject to United States federal income tax on that interest on a net income basis in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

To claim the benefit of a tax treaty, avoid FATCA withholding (as described below) or claim the portfolio interest exemption or an exemption from withholding because the income is effectively connected with a United States trade or business, you generally must provide a properly executed Form W-8 or, in some cases, certain other appropriate documentation. Under the Treasury Regulations, you may under certain circumstances be required to provide a United States taxpayer or a foreign taxpayer identification number and make certain certifications. Special certification and other rules apply to payments made through qualified intermediaries. You should consult your tax advisor regarding the effect, if any, of these certification rules.

If an appropriate Form W-8 has not been provided, FATCA withholding at a 30% rate may apply to interest paid to you. See the discussion in “— FATCA.”

Sale, Exchange or Redemption of Notes

If you are a Non-U.S. Holder, you generally will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of the note. However, you will be subject to United States federal income tax if:

•

the gain is effectively connected with your conduct of a United States trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base); or

•

you are an individual and are present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition (as determined under the Code) and certain other conditions are met.

Estate Taxes

If you are an individual Non-U.S. Holder and you hold a note at the time of your death, it will not be includable in your gross estate for United States estate tax purposes, provided that you do not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such note would not have been effectively connected with your conduct of a trade or business within the United States.

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to payments to certain non-corporate U.S. Holders of principal and interest on a note and the proceeds of the sale of a note. If you are a U.S. Holder, you may be subject to backup withholding, at a current rate of 24%, when you receive interest with respect to the notes, or when you receive proceeds upon the sale, exchange, redemption or other disposition of the notes. In general, you can avoid this backup withholding by properly executing, under penalties of perjury, an IRS Form W-9 or suitable substitute form that provides:

•	your correct taxpayer identification number; and

•

a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on IRS Form W-9 or suitable substitute form in a timely manner, you are subject to potential penalties imposed by the IRS.

Backup withholding will not apply, however, with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. Backup withholding is not an additional tax and amounts withheld may be refunded or credited against your United States federal income tax liability, provided you timely furnish the required information to the IRS.

United States exempt recipients who fail to provide a Form W-9 or other appropriate documentation may be subject to FATCA withholding. See the discussion in “— FATCA.”

Non-U.S. Holders

If you are a Non-U.S. Holder, United States backup withholding will not apply to payments of interest on a note if you provide the statement described in “— Non-U.S. Holders — Payment of Interest,” provided that the payor does not have actual knowledge or reason to know that you are a United States person for United States federal income tax purposes. Information reporting requirements may apply, however, to payments of interest on a note.

Information reporting will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker:

•	is a United States person;

•	is a foreign person 50% or more of the gross income of which for certain periods is effectively connected with the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for United States federal income tax purposes; or

•

is a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons (as defined in applicable Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business.

Notwithstanding the foregoing, payment of the proceeds of any such sale of a note effected outside the United States by a foreign office of any broker that is described in the preceding sentence will not be subject to information reporting if the broker has documentary evidence in its records that you are a non-United States person and certain other conditions are met, or you otherwise establish an exemption.

Payment of the proceeds of any sale effected outside the United States by a foreign office of a broker is not subject to backup withholding. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement described in “— Non-U.S. Holders — Payment of Interest” or otherwise establish an exemption.

FATCA

Sections 1471 through 1474 of the Code and the Treasury Regulations promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) impose a requirement to withhold 30% of any interest on the notes and 30% of the gross proceeds from a sale of the notes, paid (i) to a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its United States accountholders and meets certain other requirements or (ii) to a non-financial foreign entity unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and meets certain other requirements. However, regulations proposed by the U.S. Treasury Department on December 18, 2018 indicate an intent to eliminate the requirement under “FATCA” of withholding on payments of gross proceeds (other than amounts treated as interest). The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Foreign financial institutions located in jurisdictions that have intergovernmental agreements with the United States may be subject to different rules. If payment of this withholding tax is made, Non-U.S. Holders that are otherwise eligible for an exemption from, or reduction of, United States federal withholding taxes with respect to such interest or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. You should consult your tax advisor regarding the potential application of these withholding rules to your investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Barclays Bank PLC, Goldman, Sachs & Co. LLC and Merrill Lynch International are acting as joint book-running managers. Subject to the terms and conditions of the underwriting agreement with us, dated the date of this prospectus supplement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter:

Underwriters	Principal Amount of Notes
Barclays Bank PLC	€135,000,000
Goldman, Sachs & Co. LLC	135,000,000
Merrill Lynch International	135,000,000
Credit Suisse International	27,500,000
MUFG Securities EMEA plc	27,500,000
The Toronto-Dominion Bank	27,500,000
Siebert Williams Shank & Co., LLC	12,500,000

Total	€500,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the notes initially at the public offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price and other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts and commissions that we are to pay the underwriters in connection with this offering.

Paid by General Mills
Per Note	0.250%
Total	€1,250,000

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The total expenses of the offering, excluding underwriting discounts and commissions, are estimated to amount to approximately €900,000.

The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Although the underwriters have informed us that they currently intend to make a market in the notes after we complete the offering, they have no obligation to do so and may discontinue making a market at any time without notice. We cannot assure you that liquid trading markets for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

We expect to deliver the notes against payment for the notes on the tenth business day following the date of the pricing of the notes (“T+10”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to their date of delivery may be required, by virtue of the fact that the notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement.

In connection with the issue of the notes, the underwriters may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the underwriters (or persons acting on behalf of the underwriters) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue of the notes and 60 days after the date of the allotment of the notes. Such stabilization shall be carried out in accordance with applicable laws and regulations. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the underwriters.

Any stabilization action may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of stabilization actions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any stabilization action, they may discontinue them at any time.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have engaged in, and may in the future engage in, financial advisory, investment banking, lending and other transactions in the ordinary course of business with us and our affiliates. They have received customary fees and commissions for these transactions. The underwriters and their affiliates are lenders, agents or bookrunners under our existing credit facilities. In addition, in the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. If any of the underwriters or their affiliates have a lending relationship with us, the underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Certain underwriters and their affiliates may receive at least 5% of the net offering proceeds in connection with the repayment of a portion of our 0.000% Senior Notes due 2021. See “Use of Proceeds.” Such underwriters would be deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Therefore, this offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the notes offered are investment grade rated, as that term is defined in FINRA Rule 5121.

Selling Restrictions

Other than in the United States, to the best of our knowledge, no action has been taken by us or the underwriters that would permit a public offering of the notes in any jurisdiction where action for that purpose is required. The notes may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Sales of the notes in the United States by any underwriter that is not a broker-dealer registered with the SEC will be made only through one or more SEC-registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of the European Union’s Regulation (EU) 2017/1129.

MIFID II product governance/Professional investors and ECPs only target market

Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to General Mills, Inc. All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the UK.

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to persons outside the UK or those persons in the UK who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000

(Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relate will be engaged in only with, relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their contents.

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Article 3 of the UK version of the Prospectus Regulation, as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of domestic law in the UK by virtue of the EUWA (the “UK Prospectus Regulation”).

UK MiFIR product governance / Professional investors and ECPs only target market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “UK distributor”) should take into consideration the manufacturers’ target market assessment; however, a UK distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

The notes have not been and may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (“SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance, and no advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law), and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA, (2) where no consideration is given for the transfer, (3) where the transfer is by operation of law, (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

VALIDITY OF THE NOTES

The validity of the notes offered hereby will be passed upon for us by Dorsey & Whitney LLP and for the underwriters by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements and related financial statement schedule of General Mills, Inc. and subsidiaries as of May 30, 2021 and May 31, 2020, and for each of the years in the three-year period ended May 30, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of May 30, 2021 have been incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference in this prospectus supplement and the accompanying prospectus, and upon the authority of said firm as experts in accounting and auditing. Their report dated June 30, 2021 refers to a change to the method of accounting for leases.

PROSPECTUS

General Mills, Inc.

Debt Securities

General Mills, Inc. from time to time may offer to sell debt securities described in this prospectus (“Debt Securities”). This prospectus provides you with a general description of the Debt Securities we may offer. Each time we sell Debt Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You May Find More Information About General Mills” before you invest in the Debt Securities.

We may sell the Debt Securities through underwriters or dealers, directly to one or more purchasers, or through agents on a continuous or delayed basis. The prospectus supplement will include the names of underwriters, dealers or agents, if any, retained. The prospectus supplement also will include the purchase price of the Debt Securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation.

Investing in the Debt Securities involves risks. See “Risk Factors” on page 1 of this prospectus and, if applicable, any risk factors described in any applicable prospectus supplement and in our periodic reports and other information that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 27, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, or the Securities Act. Under this shelf registration, we may sell the Debt Securities described in this prospectus. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the Debt Securities we are offering under this prospectus. You can read that registration statement at the SEC web site at https://www.sec.gov.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, nor a solicitation of an offer to buy, any of the Debt Securities offered in this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus of the Debt Securities described herein shall under any circumstances imply, and you should not assume, that the information provided by this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document, regardless of the time of delivery of this prospectus or of any sale of our Debt Securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, unless otherwise specified, all references in this prospectus to “General Mills,” “we,” us” and “our” are to General Mills, Inc. and its consolidated subsidiaries.

All references in this prospectus to “$” and “dollars” are to United States dollars.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our subsequent quarterly reports on Form 10-Q and other filings we make with the SEC. It is possible that our business, prospects, financial condition and results of operations could be materially adversely affected by any of these risks. The applicable prospectus supplement for any Debt Securities we may offer may contain a discussion of additional risks applicable to an investment in us and the particular type of Debt Securities we are offering under that prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We may have made forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus.

The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “plan,” “project” or similar expressions identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those currently anticipated or projected. We wish to caution you not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that could affect our financial performance and could cause our actual results in future periods to differ materially from any current opinions or statements.

Our future results could be affected by a variety of factors, such as:

•	the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers and employees;

•	disruptions or inefficiencies in the supply chain, including any impact of the COVID-19 pandemic;

•

competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors;

•	economic conditions, including changes in inflation rates, interest rates, tax rates or the availability of capital;

•	product development and innovation;

•	consumer acceptance of new products and product improvements;

•	consumer reaction to pricing actions and changes in promotion levels;

•	acquisitions or dispositions of businesses or assets;

•	changes in capital structure;

•	changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations and litigation;

•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets;

•	changes in accounting standards and the impact of significant accounting estimates;

•	product quality and safety issues, including recalls and product liability;

•	changes in consumer demand for our products;

•	effectiveness of advertising, marketing and promotional programs;

•	changes in consumer behavior, trends and preferences, including weight loss trends;

•	consumer perception of health-related issues, including obesity;

•	consolidation in the retail environment;

•	changes in purchasing and inventory levels of significant customers;

•	fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy and transportation;

•	effectiveness of restructuring and cost saving initiatives;

•	volatility in the market value of derivatives used to manage price risk for certain commodities;

•	benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities;

•	failure or breach of our information technology systems;

•	foreign economic conditions, including currency rate fluctuations;

•	political unrest in foreign markets and economic uncertainty due to terrorism or war; and

•	other factors discussed in this prospectus and the documents incorporated by reference herein or therein under the caption “Risk Factors.”

We undertake no obligation to publicly revise any forward-looking statements to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events.

WHERE YOU MAY FIND MORE INFORMATION ABOUT GENERAL MILLS

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC web site at https://www.sec.gov. Those filings are also available to the public on, or are accessible through, our web site at https://www.generalmills.com. The contents of our web site are not deemed to be a part of this prospectus.

The SEC allows us to incorporate by reference the information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and, where applicable, modify or supersede the information included or incorporated by reference in this prospectus. We incorporate by reference the documents listed below (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934, or the Exchange Act, in accordance with the Exchange Act and applicable SEC rules) and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and before the filing of a post-effective amendment to that registration statement that indicates that all Debt Securities offered hereunder have been sold or that deregisters all Debt Securities then remaining unsold:

•

our Annual Report on Form 10-K (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed on August 17, 2021) for the fiscal year ended May 30, 2021;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended August 29, 2021; and

•	our Current Report on Form 8-K/A filed with the SEC on June 4, 2021, and our Current Report on Form 8-K filed with the SEC on July 22, 2021.

You may request a copy of these filings (excluding exhibits to those documents unless they are specifically incorporated by reference into those documents) at no cost by writing or telephoning us at the following address and phone number:

General Mills, Inc.

Number One General Mills Boulevard

Minneapolis, Minnesota 55426

Attention: Corporate Secretary

(763) 764-7600

ABOUT GENERAL MILLS

We are a leading global manufacturer and marketer of branded consumer foods sold through retail stores. We are also a leading supplier of branded and unbranded food products to the North American foodservice and commercial baking industries. We are also a leading manufacturer and marketer in the wholesome natural pet food category. As of May 30, 2021, we manufactured our products in 13 countries and marketed them in more than 100 countries. In addition to our consolidated operations, we have 50 percent interests in two strategic joint ventures that manufacture and market food products sold in more than 120 countries worldwide. Our fiscal year ends on the last Sunday in May. All references to our fiscal years are to our fiscal years ending on the last Sunday in May of each such period.

Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; our telephone number is (763) 764-7600. Our internet web site address is https://www.generalmills.com. The contents of this web site are not deemed to be a part of this prospectus. See “Where You May Find More Information About General Mills” for details about information incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the Debt Securities described in this prospectus will be added to our general funds and may be used:

•	to meet our working capital requirements;

•	to redeem or repurchase outstanding securities;

•	to refinance debt;

•	to finance acquisitions; or

•	for general corporate purposes.

If we do not use the net proceeds immediately, we will temporarily invest them in short-term obligations.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the Debt Securities that we may offer using this prospectus and the related indenture. This section is only a summary and does not purport to be complete. You must look to the relevant form of Debt Security and the indenture, as may be supplemented, for a full understanding of all terms of any series of Debt Securities. These forms and the indenture have been or will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You May Find More Information About General Mills” for information on how to obtain copies.

A prospectus supplement will describe the specific terms of any particular series of Debt Securities, including any of the terms in this section that will not apply to that series, and any special considerations, including tax considerations, applicable to those Debt Securities. The prospectus supplement relating to each series of Debt Securities that we offer using this prospectus will be attached to the front of this prospectus. In some instances, certain of the precise terms of Debt Securities you are offered may be described in a further prospectus supplement, known as a “pricing supplement.” If information in a prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and, where applicable, supersede the information in this prospectus.

We may issue an unlimited amount of Debt Securities using this prospectus. We may also issue Debt Securities pursuant to the indenture in transactions that are exempt from the registration requirements of securities laws.

General

We may issue any of our Debt Securities either separately or together with, on conversion of or in exchange for other securities.

None of the Debt Securities described in this prospectus will be secured by any of our property or assets. Accordingly, you will be one of our unsecured creditors.

We may issue Debt Securities as original issue discount securities, which are Debt Securities that are offered and sold at a discount, which may be substantial, below their stated principal amount. The prospectus supplement relating to any original issue discount securities will describe United States federal income tax consequences and other special considerations applicable to them. We may also issue Debt Securities as indexed securities or securities denominated in foreign currencies or currency units, which will be described in more detail in the prospectus supplement relating to those Debt Securities.

What is an Indenture?

As required by United States federal law for all bonds and notes of companies that are publicly offered, the Debt Securities will be governed by a document called an “indenture.” An indenture is a contract between us and a trustee. The trustee has two main roles:

1.

The trustee can enforce your rights against us if we default. Defaults are described under “— Default and Related Matters — What is an Event of Default?” There are some limitations on the extent to which the trustee acts on your behalf, described under “— Default and Related Matters — Remedies if an Event of Default Occurs.”

2.	The trustee also performs administrative duties for us, such as sending you interest payments, transferring your Debt Securities to a new buyer if you sell them and sending you notices.

The Debt Securities will be issued under an indenture dated February 1, 1996, as supplemented, between us and U.S. Bank National Association, as trustee. We may issue as many distinct series of Debt Securities under the indenture as we wish. The indenture does not limit the principal amount of Debt Securities that we may issue under it. The indenture is governed by New York law and will be qualified under the Trust Indenture Act of 1939.

Our Trustee

U.S. Bank National Association, as trustee under the indenture, has been appointed by us as paying agent and registrar with regard to the Debt Securities. The trustee also acts as an agent for the issuance of our United States commercial paper. The trustee and its affiliates currently provide cash management and other banking and advisory services to us in the normal course of business and may from time to time in the future provide other banking and advisory services to us in the ordinary course of business, in each case in exchange for a fee.

Specific Terms of Each Series of Debt Securities

The prospectus supplement (including any separate pricing supplement) relating to any series of Debt Securities that we offer using this prospectus will describe the amount, price and other specific terms of the offered Debt Securities, including the following, if applicable:

•	their title;

•	any limit on their aggregate principal amount;

•	their purchase price;

•	the date or dates on which the principal will be payable;

•	the rate or rates, which may be fixed or variable, at which they will bear interest, if any, and the date or dates from which that interest will accrue;

•	the dates on which interest, if any, on them will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions or provisions for their redemption at our option;

•

the date, if any, after which and the price or prices at which they may be redeemed in accordance with any optional or mandatory redemption provisions and the other detailed terms and provisions of those optional or mandatory redemption provisions;

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which they will be issuable;

•	if other than their principal amount, the portion of their principal amount that will be payable upon the declaration of acceleration of their maturity;

•	the currency of payment of principal, premium, if any, and interest on them;

•	any index used to determine the amount of payment of principal, premium, if any, and interest on them;

•	whether the provisions described under “— Defeasance” below apply;

•

whether and upon what terms that series of Debt Securities may be converted into or exchanged for other of our securities or securities of third parties, and the securities that the series may be converted into or exchanged for;

•	any covenants or events of default that are in addition to, modify or delete those described in this prospectus;

•

whether they will be issued only in the form of one or more global securities as described under “— Legal Ownership; Street Name and Indirect Holders; Global Securities” below, and, if so, the relevant depositary or its nominee and the circumstances under which a global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special features.

Legal Ownership; Street Name and Indirect Holders; Global Securities

Who is the Legal Owner? Our obligations with respect to the Debt Securities, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the registered holders of the Debt Securities. We do not have direct obligations to investors who hold the Debt Securities indirectly, either because they choose to do so or because the relevant series of Debt Securities has been issued only in the form of global securities, as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as an indirect holder but fails to do so.

What is “Street Name” Ownership? One common form of indirect ownership is known as holding in “street name.” This is the phrase used to describe investors who hold securities in accounts at banks or brokers. We generally will not recognize investors who hold Debt Securities in this manner as the legal holders of those securities. Instead, we will generally recognize as the legal holder only the bank or broker or the financial institution that the bank or broker uses to hold the Debt Securities. The intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the Debt Securities, either because they agree to do so in the agreements with their customers or because they are legally required to do so.

If you hold Debt Securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	how it would pursue rights under the Debt Securities if there were a default or other events triggering the need for direct holders to act to protect their interests; and

•

whether and how you can instruct it to send you Debt Securities registered in your own name so you can be a direct holder as described below (if that option is available with respect to that Debt Security, which it may not be).

What is a Global Security? If we choose to issue Debt Securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that a global security be registered in the name of a financial institution that we select and by requiring that the Debt Securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below under “— Special Situations when a Global Security will be Terminated” occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person who wishes to own a Debt Security that is issued as a global security may only do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize the investor as a direct holder of Debt Securities and will instead deal only with the depositary that holds the global security. If you are an investor in Debt Securities that are issued only in the form of global securities, you should be aware that:

•	you ordinarily cannot get those Debt Securities registered in your own name;

•	you ordinarily cannot receive physical certificates for your interest in those Debt Securities;

•	you must look to your bank or broker for payments on and protection of your legal rights relating to those Debt Securities;

•	you may not be able to sell interests in those Debt Securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security;

•	neither we nor the trustee have any responsibility for any aspect of the depositary’s actions or for its records of ownership in the global security;

•	neither we nor the trustee supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using immediate funds for settlement.

Special Situations when a Global Security will be Terminated. In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing the Debt Securities. After that exchange, the choice of whether to hold Debt Securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in Debt Securities transferred to your own name as the direct holder under these circumstances.

The special situations for termination of a global security are:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary;

•	if we notify the trustee that we wish to terminate the global security; or

•	if an event of default on the Debt Securities has occurred and has not been cured (defaults are discussed below under “— Default and Related Matters”).

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of Debt Securities covered by the prospectus supplement. When a global security terminates, the depositary, not us or the trustee, is responsible for determining the names of the institutions that will be the initial direct holders.

In the remainder of this description and in the descriptions of the terms of the Debt Securities, “you” means direct holders and not street name or other indirect holders.

Form, Exchange and Transfers

The Debt Securities will be issued only in fully registered form, without interest coupons, and unless otherwise indicated in the prospectus supplement, in denominations of $1,000 and any integral multiples of $1,000.

You may have your Debt Securities broken into more Debt Securities of smaller denominations or combined into fewer Debt Securities of larger denominations as long as the total principal amount of the series is not changed. This is called an exchange.

You may exchange or transfer Debt Securities at the office of the trustee. You will not be required to pay a service charge to transfer or exchange Debt Securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the entity performing the role of maintaining the list of registered direct holders, which is called the “security registrar,” is satisfied with your proof of ownership.

The security registrar also serves as the transfer agent to perform transfers. The trustee will act as the security registrar and transfer agent. We may change this appointment to another entity or perform it ourselves. If we have designated other or additional registrars or transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular registrar or transfer agent. We may also approve a change in the office through which any registrar or transfer agent acts.

If the Debt Securities of any series are redeemable and we redeem less than all of them, we may block the transfer or exchange of Debt Securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of Debt Securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Debt Security being partially redeemed.

If a Debt Security is issued as a global security, only the depositary will be entitled to transfer and exchange the Debt Security as described in this section since the depositary will be the sole holder of the Debt Security. See “— Legal Ownership; Street Name and Indirect Holders; Global Securities” above.

Payment and Paying Agents

Unless we say otherwise in the applicable prospectus supplement, we will pay interest to you if you are a registered holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the Debt Security on the interest due date. That particular day is called the regular record date and will be stated in the prospectus supplement.

Holders buying and selling Debt Securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the registered holder on the regular record date. The most common manner is to adjust the sales price of the Debt Securities to apportion interest fairly between buyer and seller.

We will pay interest, principal and any other money due on the Debt Securities at the corporate trust office of the trustee (which initially will also act as paying agent) in St. Paul, Minnesota. That office is currently located at 60 Livingston Avenue, St. Paul, Minnesota 55107. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks directly to the registered holders at their address appearing in the security register.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. We may also authorize paying agents other than the trustee to make payments on the notes on our behalf, including choosing to act as our own paying agent. We must notify the trustee of changes in the paying agents for any particular series of Debt Securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount becomes due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee or any other paying agent.

If you are a street name or other indirect holder, you should consult your bank or broker for information on how you will receive payments.

Notices

We and the trustee will send notices regarding the Debt Securities only to direct holders, using their addresses as listed in the trustee’s records.

Mergers and Similar Events

We are generally permitted under the indenture to consolidate or merge with another company. We are also permitted to sell or lease some or all of our assets to another company. However, we may not take any of these actions unless the following conditions, among others, are met:

•

where we merge out of existence or sell or lease substantially all our assets, the other company must be a corporation, limited liability company, partnership or trust organized under the laws of a state or the District of Columbia or under United States federal law and it must expressly agree in a supplemental indenture to be legally responsible for the Debt Securities; and

•

the merger, sale of assets or other transaction must not bring about a default on the Debt Securities (for purposes of this test, a default would include an event of default described below under “— Default and Related Matters” and any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded).

You should know that there is no precise, established definition of what would constitute a sale or lease of substantially all of our assets under applicable law and, accordingly, there may be uncertainty as to whether a sale or lease of less than all of our assets would subject us to this provision.

If we merge out of existence or transfer (except through a lease) substantially all our assets, and the other firm becomes our successor and is legally responsible for the Debt Securities, we will be relieved of our own responsibility for the Debt Securities.

It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in our property over other lenders or over our general creditors if we fail to repay them. We have promised the holders of the Debt Securities to limit these preferential rights, called “liens,” as discussed below under “— Certain Restrictive Covenants — Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries,” or grant an equivalent lien to the holders of the Debt Securities.

Modification and Waiver

There are three types of changes we can make to the indenture and the Debt Securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your Debt Securities without your specific approval. These include:

•	change of the stated due date for payment of principal or interest on a Debt Security;

•	reduction in the principal amount of, the rate of interest payable on or any premium payable upon redemption of a Debt Security;

•	reduction in the amount of principal payable upon acceleration of the maturity of a Debt Security following a default;

•	change in the place or currency of payment on a Debt Security;

•	impairment of your right to sue for payment on a Debt Security on or after the due date for such payment;

•	reduction in the percentage of direct holders of Debt Securities whose consent is required to modify or amend the indenture;

•	reduction in the percentage of holders of Debt Securities whose consent is required under the indenture to waive compliance with provisions of, or to waive defaults under, the indenture; and

•

modification of any of the provisions described above or other provisions of the indenture dealing with waiver of defaults or covenants under the indenture, except to increase the percentages required for such waivers or to provide that other provisions of the indenture cannot be changed without the consent of each direct holder affected by the change.

Changes Not Requiring Approval. Second, changes may be made by us and the trustee without any vote by holders of Debt Securities. These include:

•	evidencing the assumption by a successor of our obligations under the indenture and the Debt Securities;

•	adding to our covenants for the benefit of the holders of Debt Securities, or surrendering any of our rights or powers under the indenture;

•	adding other events of default for the benefit of holders of Debt Securities;

•	making such changes as may be necessary to permit or facilitate the issuance of Debt Securities in bearer or uncertificated form;

•	establishing the forms or terms of Debt Securities of any series;

•	evidencing the acceptance of appointment by a successor trustee; and

•

curing any ambiguity, correcting any indenture provision that may be defective or inconsistent with other indenture provisions or making any other change that does not adversely affect the interests of the holders of the Debt Securities of any series in any material respect.

Changes Requiring a Majority Vote. Third, we need a vote by direct holders of Debt Securities owning at least a majority of the principal amount of each series affected by the change to make any other change to the indenture that is not of the type described in the preceding two paragraphs. A majority vote of this kind is also required to obtain a waiver of any past default, except a payment default on principal or interest or concerning a provision of the indenture that cannot be changed without the consent of the direct holder.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a Debt Security:

•

for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of those Debt Securities were accelerated to that date because of a default;

•

for Debt Securities whose principal amount is not known, for example, because it is based on an index, we will use a special rule for that Debt Security determined by our board of directors or described in the applicable prospectus supplement; and

•

for Debt Securities denominated in one or more foreign currencies or currency units, we will use the dollar equivalent, as determined by our board of directors or as described in the applicable prospectus supplement.

Debt Securities will not be considered outstanding, and therefore will not be eligible to vote, if owned by us or one of our affiliates or if we have deposited or set aside money in trust for their payment or redemption. Debt Securities will also not be eligible to vote if they have been fully defeased as described below under “— Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding Debt Securities that are entitled to vote or take other action under the indenture. In some circumstances, generally related to a default by us on the Debt Securities, the trustee will be entitled to set a record date for action by holders.

If you are a street name or other indirect holder, you should consult your bank or broker for information on how approval may be granted or denied if we wish to change the indenture or the Debt Securities or request a waiver.

Defeasance

The following discussion of full defeasance and covenant defeasance will apply to your series of Debt Securities only if we choose to have them apply to that series. If we do so choose, we will state that in the applicable prospectus supplement.

Full Defeasance. If there is a change in United States federal tax law as described below, we could legally release ourselves from any payment or other obligations on the Debt Securities of any or all series, called “full defeasance,” if we put in place the following arrangements for you to be repaid:

•

we must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of those Debt Securities money or specified United States government securities or a combination of these that will generate enough cash to make interest, principal and any other payments on those Debt Securities on their various due dates;

•

there must be a change in current federal tax law or an Internal Revenue Service ruling that lets us make the deposit without causing you to be taxed on the Debt Securities any differently than if we did not make the deposit and simply repaid the Debt Securities ourselves (under current United States federal tax law, the deposit and our legal release from the Debt Securities would be treated as though we took back your Debt Securities and gave you your share of the cash and notes or bonds deposited in trust, in which case you could recognize gain or loss on those Debt Securities); and

•	we must deliver to the trustee a legal opinion confirming the United States tax law change described above.

In addition, no default must have occurred and be continuing with respect to those Debt Securities at the time the deposit is made (and, with respect only to bankruptcy and similar events, during the 90 days following the deposit), and we have delivered a certificate and a legal opinion to the effect that the deposit does not:

•	cause any outstanding Debt Securities that may then be listed on a securities exchange to be delisted;

•	cause the trustee to have a “conflicting interest” within the meaning of the Trust Indenture Act of 1939;

•	result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are party or by which we are bound; and

•

result in the trust arising from it constituting an “investment company” within the meaning of the Investment Company Act of 1940 (unless we register the trust, or find an exemption from registration, under that Act).

If we ever did accomplish full defeasance, you would have to rely solely on the trust deposit, and could no longer look to us, for repayment on the Debt Securities of the affected series. Conversely, the trust deposit would likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance. Under current United States federal tax law, we can make the same type of deposit described above and be released from many of the covenants in any or all series of Debt Securities. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the Debt Securities. In order to achieve covenant defeasance, we must do the following:

•	make the same deposit of money and/or United States government securities described above under “— Full Defeasance;”

•

deliver to the trustee a legal opinion confirming that under current United States federal income tax law we may make the above deposit without causing you to be taxed on the Debt Securities any differently than if we did not make the deposit and simply repaid the Debt Securities ourselves; and

•	comply with the other conditions precedent described above under “— Full Defeasance.”

If we accomplish covenant defeasance, the following provisions, among others, would no longer apply:

•	the events of default relating to breach of covenants described below under “— Default and Related Matters — What is an Event of Default?;” and

•

any promises regarding conduct of our business, such as those described under “— Certain Restrictive Covenants” below and any other covenants applicable to the series of Debt Securities and described in the prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the Debt Securities if there is a shortfall in the trust deposit. Depending on the event causing the default, however, you may not be able to obtain payment of the shortfall.

Redemption

We May Choose to Redeem Your Debt Securities. We may be able to pay off your Debt Securities before their normal maturity. If we have this right with respect to your specific Debt Securities, the right will be described in the applicable prospectus supplement, which will also specify when we can exercise this right and how much we will have to pay in order to redeem your Debt Securities.

If we choose to redeem your Debt Securities, we will mail written notice to you not less than 30 days prior to redemption and not more than 60 days prior to redemption. Also, you may be prevented from exchanging or transferring your Debt Securities when they are subject to redemption, as described above under “— Form, Exchange and Transfers.”

Default and Related Matters

You will have special rights if an event of default occurs and is not cured.

What is an Event of Default? For each series of Debt Securities the term “event of default” means any of the following:

•	we do not pay interest on a Debt Security of that series within 30 days of its due date;

•	we do not pay the principal or any premium on a Debt Security of that series on its due date;

•	we do not deposit money into a separate custodial account, known as a sinking fund, when such a deposit is due, if we agree to maintain a sinking fund with respect to that series;

•

we remain in breach of any restrictive covenant with respect to that series or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach (the notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of Debt Securities of the affected series);

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default described in the prospectus supplement occurs.

Remedies if an Event of Default Occurs. In the event of our bankruptcy, insolvency or other similar proceeding, all of the Debt Securities will automatically be due and immediately payable. If a non-bankruptcy event of default has occurred with respect to any series and has not been cured, the trustee or the direct holders of not less than 25% in principal amount of the Debt Securities of the affected series may declare the entire principal amount of all the Debt Securities of that series to be due and immediately payable. This is called a “declaration of acceleration of maturity.”

A declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the Debt Securities of the affected series if any other defaults on those Debt Securities have been waived or cured and we pay or deposit with the trustee an amount sufficient to pay the following with respect to the Debt Securities of that series:

•	all overdue interest;

•	principal and premium, if any, which has become due, other than as a result of the acceleration, plus any interest on that principal;

•	interest on overdue interest, to the extent that payment is lawful; and

•	amounts paid or advanced by the trustee and reasonable trustee compensation and expenses.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any direct holders unless the holders offer the trustee reasonable protection from expenses and liability, called an “indemnity.” If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding Debt Securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in exercising any trust or power conferred on the trustee under the indenture.

Before you may bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any Debt Securities of any series, the following must occur:

•	you must give the trustee written notice that an event of default with respect to the Debt Securities of that series has occurred and remains uncured;

•

the direct holders of at least 25% in principal amount of all outstanding Debt Securities of that series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against any cost and liabilities of taking that action;

•	the trustee must not have received from direct holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with the written notice; and

•	the trustee must have failed to take action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your Debt Security on or after its due date.

Every year we will certify in a written statement to the trustee that we are in compliance with the indenture and each series of Debt Securities or specify any default that we know about.

If you are a street name or other indirect holder, you should consult your bank or broker for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration of maturity.

Conversion or Exchange Rights

Unless otherwise described in the prospectus supplement, the Debt Securities are not convertible or exchangeable for shares of our common stock.

Ranking of Debt Securities

The Debt Securities are not subordinated to any of our other unsecured debt obligations and, therefore, they rank equally with all our other unsecured and unsubordinated indebtedness. The Debt Securities will effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and to all liabilities of our subsidiaries.

Certain Restrictive Covenants

The indenture contains restrictive covenants that will apply to all Debt Securities issued under it unless we say otherwise in the applicable prospectus supplement, the most significant of which are described below.

Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries. Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the Debt Securities, or over our general creditors, if we fail to pay them back. These preferential rights are called “liens.” In the indenture, we promise not to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by a mortgage, pledge, lien, security interest or other encumbrance on:

•

any flour mill, manufacturing or packaging plant or research laboratory located in the United States or Canada owned by us or one of our current or future United States or Canadian operating subsidiaries; or

•	any stock or debt issued by one of our current or future United States or Canadian operating subsidiaries unless we also secure all the Debt Securities that are still outstanding under the indenture equally with the indebtedness being secured. This promise does not restrict our ability to sell or otherwise dispose of our interests in any United States or Canadian operating subsidiary.

These requirements do not apply to liens:

•	existing on February 1, 1996 and any extensions, renewals or replacements of those liens;

•	relating to the construction, improvement or purchase of a flour mill, plant or laboratory;

•	in favor of us or one of our United States or Canadian operating subsidiaries;

•	in favor of governmental units for financing construction, improvement or purchase of our property;

•

existing on any property, stock or debt existing at the time we acquire it, including liens on property, stock or debt of a United States or Canadian operating subsidiary at the time it became our United States or Canadian operating subsidiary;

•	relating to the sale of our property;

•	for work done on our property;

•	relating to workers’ compensation, unemployment insurance and similar obligations;

•	relating to litigation or legal judgments;

•	for taxes, assessments or governmental charges not yet due; or

•	consisting of easements or other restrictions, defects in title or encumbrances on our real property.

We may also avoid securing the Debt Securities equally with the indebtedness being secured if the amount of the indebtedness being secured plus the value of any sale and lease back transactions, as described below, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet.

If a merger or other transaction would create any liens that are not permitted as described above, we must grant an equivalent lien to the direct holders of the Debt Securities.

Limitation on Sale and Leaseback Transactions. In the indenture, we also promise that we and our United States and Canadian operating subsidiaries will not enter into any sale and leaseback transactions on any of our flourmills, manufacturing or packaging plants or research laboratories located in the United States or Canada owned by us or one of our current or future United States or Canadian operating subsidiaries (referred to in the indenture as “principal properties”) unless we satisfy some restrictions. A sale and leaseback transaction involves our sale to a lender or other investor of a property of ours and our leasing back that property from that party for more than three years, or a sale of a property to, and its lease back for three or more years from, another person who borrows the necessary funds from a lender or other investor on the security of the property.

We may enter into a sale and leaseback transaction covering any of our principal properties only if:

•	it falls into the exceptions for liens described above under “— Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries”; or

•

within 180 days after the property sale, we set aside for the retirement of funded debt, meaning notes or bonds that mature at or may be extended to a date more than 12 months after issuance, an amount equal to the greater of:

•	the net proceeds of the sale of the principal property, or

•	the fair market value of the principal property sold, and in either case, minus

•	the principal amount of any Debt Securities delivered to the trustee for retirement within 120 days after the property sale, and

•	the principal amount of any funded debt, other than Debt Securities, voluntarily retired by us within 120 days after the property sale; or

•

the attributable value, as described below, of all sale and leaseback transactions plus any indebtedness that we incur that, but for the exception in the second to last paragraph of “— Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries” above, would have required us to secure the Debt Securities equally with it, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet.

We determine the attributable value of a sale and leaseback transaction by choosing the lesser of (1) or (2) below:

1. sale price of the leased property	×	remaining portion of the base term of the lease
the base term of the lease

2.

the total obligation of the lessee for rental payments during the remaining portion of the base term of the lease, discounted to present value at the highest interest rate on any outstanding series of Debt Securities. The rental payments in this calculation do not include amounts for property taxes, maintenance, repairs, insurance, water rates and other items that are not payments for the property itself.

PLAN OF DISTRIBUTION

We may sell the Debt Securities through underwriters or dealers, directly to one or more purchasers, or through agents. The prospectus supplement will include the names of underwriters, dealers or agents retained. The prospectus supplement also will include the purchase price of the Debt Securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and any securities exchanges on which the Debt Securities may be listed.

We may offer the Debt Securities to the public through underwriting syndicates managed by managing underwriters or through underwriters without a syndicate. If underwriters are used, the underwriters will acquire the Debt Securities for their own account. They may resell the Debt Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the related prospectus supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the Debt Securities offered if any of the Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Unless the prospectus supplement states otherwise, all Debt Securities will be new issues of Debt Securities with no established trading market. Any underwriters who purchase Debt Securities from us for public offering and sale may make a market in the Debt Securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance concerning the liquidity of the trading market for any Debt Securities.

In order to facilitate the offering of the Debt Securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debt Securities or any other securities, the prices of which may be used to determine payments on the Debt Securities. Specifically, the underwriters may over-allot in connection with any such offering, creating a short position in the Debt Securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Debt Securities or of any other securities, the underwriters may bid for, and purchase, the Debt Securities or any other securities in the open market. Finally, in any offering of the Debt Securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Debt Securities in the offering if the syndicate repurchases previously distributed Debt Securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debt Securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Underwriters, dealers and agents that participate in the distribution of the Debt Securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on the resale of the Debt Securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of their businesses.

One or more firms, referred to as “remarketing firms,” may also offer or sell the Debt Securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Debt Securities in accordance with a redemption or repayment pursuant to the terms of the Debt Securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the Debt Securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may authorize underwriters, dealers and agents to solicit offers by certain specified institutions to purchase Debt Securities from us at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions included in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

Unless indicated in the applicable prospectus supplement, we do not expect to list the Debt Securities on a securities exchange.

VALIDITY OF DEBT SECURITIES

The validity of the Debt Securities will be passed upon for us by Dorsey & Whitney LLP, unless otherwise indicated in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and related financial statement schedule of General Mills, Inc. and subsidiaries as of May 30, 2021 and May 31, 2020, and for each of the years in the three-year period ended May 30, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of May 30, 2021 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing. Their report dated June 30, 2021 refers to a change to the method of accounting for leases.

€500,000,000

General Mills, Inc.

0.125% Notes due 2025

PROSPECTUS SUPPLEMENT

November 2, 2021

Joint Book-Running Managers

Barclays

BofA Securities

Goldman Sachs & Co. LLC

Senior Co-Managers

Credit Suisse

MUFG

TD Securities

Co-Manager

Siebert Williams Shank